EXHIBIT 10.36
GUARANTEE AGREEMENT
BETWEEN

1)	Mr. Luc Van Eenaeme, residing at Kamerijkstraat 31, 9041 Oostakker, Belgium, hereinafter referred to as the “Mr. Van Eenaeme”;
AND

2)
Rogers Corporation, a company established and existing under the laws of the Commonwealth of Massachusetts, having its registered office at One Technology Drive, Rogers, CT 06263, USA, here duly represented by Mr. Bob Daigle, Senior Vice President.

Hereinafter referred to as “Rogers”
Mr. Van Eenaeme and Rogers are hereinafter collectively referred as the “Parties” and sometimes individually as the “Party”.
WHEREAS:

A.
Mr. Van Eenaeme is working under a labour agreement as general manager of Rogers BVBA, a company incorporated and existing under the laws of Belgium, having its registered office at 9000 Gent, Afrikalaan 188, Belgium, and registered with the Crossroad Bank of Enterprises of Gent under het number 0406.657.553 (hereinafter “Rogers Belgium”).

B.
Mr. Van Eenaeme has furthermore signed a Service Agreement d.d. May 1st 2012 with Curamik Electronic GmbH, having its registered office at AM Stadtwald, 2, 92676 Eschenbach, Germany (hereinafter “Curamik”) whereby he has been engaged by Curamik to provide general management services.

C.	Mr. Van Eenaeme is finally director of Rogers LTD, a company established and existing under the laws of the UK, having it registered office at Leaterhead, Surrey, GB (hereinafter “Rogers LTD”)

D.	Curamik, Rogers Belgium and Rogers LTD are all subsidiaries of Rogers (hereinafter the “Subsidiaries”).

E.
Considering the contribution Mr. Van Eenaeme has made to the development of the activities of the Rogers group in Europe, Rogers is willing to guarantee the payments of the remuneration of Mr. Van Eenaeme due by its Subsidiaries. Rogers is furthermore willing to make a severance payment to Mr. Van Eenaeme in case the Roger group would end all professional relationships with him and this in accordance with the terms and conditions of this agreement (hereinafter the “Agreement”).

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:
Article 1. Guarantee

1.
Rogers acknowledges to be fully aware of the complete compensation package (hereinafter the “Remuneration Package”) Mr. Van Eenaeme receives in execution of the following agreements or as compensation for the following functions:

•	Service agreement signed with Curamik on May first 2012;

•	Labour agreement signed with Rogers on August 13, 1984;

•	Director function within Rogers LTD.
Rogers furthermore acknowledges to be fully aware of the terms and conditions of these agreements.

2.
Rogers now engages itself to guarantee the payment of the Remuneration Package by Curamik, Rogers Belgium and Rogers LTD. In case the Remuneration Package would not be paid timely and correctly, Rogers will immediately instruct and assure the correct payment of it by the Subsidiaries. In case the Remuneration Package would not be paid within 30 days after having requested by Mr. Van Eenaeme, Rogers will pay the outstanding amounts of the Remuneration Package.

Article 2. Termination fee

2.1
Rogers engages itself to pay an indemnity as defined under article 2.2 (hereinafter the “Indemnity”) in case one of the relationships of Mr. Van Eenaeme defined under article 1.1 of this Agreement with the Subsidiaries would be terminated for reasons other than stipulated under article 3. As a result of the termination of one of the relationships of Mr. Van Eenaeme, all other relationships will also be terminated, unless agreed otherwise in writing by the Parties.

2.2
The Indemnity to be paid by Rogers under this Agreement will be calculated in accordance with the formulas provided under Belgian labour law and jurisprudence applicable in case of termination of a labour agreement. The applicable labour law will be the Belgian labour laws and regulations applicable at the moment of the termination of the relationships with Mr. Eenaeme.

2.3
The total amount of the Indemnity shall be reduced by the total amount Mr. Van Eenaeme will receive as an employee of Rogers Belgium in accordance with Belgian labour law as a result of the termination of its labour contract with Rogers Belgium. The amount of the Indemnity shall furthermore be reduced by other Indemnities Mr. Van Eenaeme would receive from the Subsidiaries or any other company of the Rogers group following the termination of his professional relationship with the Rogers group.

2.4
If Rogers is required by law to make any deduction or withholding from any payment required to be made by it under this Agreement, Rogers shall notify Mr. Van Eenaeme of such requirement, and pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Mr. Van Eenaeme. Where Rogers is required to make such a deduction or withholding from any payment, Rogers shall provide Mr. Van Eenaeme with a statement in writing showing the gross amount of the payment, the amount of tax deducted, and the actual amount paid to Mr. Van Eenaeme.

Article 3. Non-payment
The Parties agree explicitly that no Indemnity must be paid to Mr. Van Eenaeme under the following circumstances:

(i)
in the event the current employment of Mr. Van Eenaeme with the Subsidiaries would be replaced by another employment with another company of the Rogers group guaranteeing him a compensation that will be equal to at least the remuneration he receives on the signing date of this Agreement.

(ii)
in the event of a serious mistake by Mr. Van Eenaeme that would allow the Subsidiaries to terminate the agreements or relationship with Mr. Van Eenaeme without having to pay any severance payment or other compensation under the laws of Belgium;

(iii)	in the event of fraud or willful misconduct by Mr. Van Eenaeme;

(iv)	in the event Mr. Van Eenaeme would himself terminate his relationship with the Subsidiaries or any other company of the Rogers group he would then be working for.

(v)	in the event Mr. Van Eenaeme is retiring.
Article 4. Partial Invalidity
The validity of this Agreement will not be affected in any way by the invalidity or unenforceability, for whatever reasons, of the agreements signed with Mr. Van Eenaeme. This guarantee is an autonomous guarantee granted by Rogers.
Article 5. Confidentiality
Parties and Mr. Van Eenaeme hereto agree that this Agreement is strictly confidential and undertake not to disclose to any third party either its existence or its content, on whole or in part, except and to the extent as either permitted in writing by the other Party or required by law, governmental authorities or competent jurisdictions.
Article 6. Assignment

6.1	None of the Parties shall, without the prior approval of the other Party, assign or transfer any of its rights or obligations or both under this agreement.

6.2	All provisions of this Agreement shall bind the successors, assignees, receivers and representatives of Rogers and shall inure to the benefit of the Company.

Article 7. Termination

7.1
This Agreement shall terminate automatically upon the termination of the professional relationship of Mr. Van Eenaeme with the Rogers group and the full payment of the amounts guaranteed or engaged by under the terms and conditions of this Agreement.

7.2	This Agreement will not be terminated if at any time the Subsidiaries would no longer be directly or indirectly controlled by Rogers.
Article 8. General provision
Rogers represents and warrants that the execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary corporate action and (ii) will not result in the violation of any law, regulation, by-laws or order binding obligations, or in the breach of any agreement to which it is a party or which affects its properties or business.
Article 9. Applicable law and jurisdiction
The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of Belgium; provide, however, that in the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court or administrative body of competent jurisdiction, then unless otherwise agreed, this Agreement shall continue in full force and effect except for such provision, which shall be deemed to be excised here from. In such event, the Parties hereby agree to use their best efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects as the invalid provisions(s).
Any and all disputes regarding the validity, interpretation or enforceability of this Agreement shall be of the sole jurisdiction of the courts of Gent, Belgium.
Article 10. Headings
The describing words or phrases of the headings of the various articles or parts of them, are only incorporated to simplify the reading of the Agreement and facilitate references to provisions. They are not part of the Agreement and do not, in any way, define, restrict or describe the scope or content of the article or the paragraph to which they relate.
Article 11. Notices
All notices and other communications herein provided for shall be sent by postage prepaid, registered or certified mail, return receipt requested, or delivered personally to the Parties at the respective addresses set forth on the first page of this Agreements or to such other address as either Party shall give to the other Party in the manner provided herein for giving notice. Notice by mail shall be considered given on the date received. Notice delivered personally shall be considered given at the time it is delivered.

This Agreement was made and signed in as many copies as there are Parties. Each Party declares to have received its original.
Done in Gent on 28-01-2013.

/s/ Bob Daigle	/s/ Luc Van Eenaeme

Rogers Corporation	Mr. Van Eenaeme

Represented by

Mr. Bob Daigle

Senior Vice President